UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2013

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2850 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 595-1900

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2013, ZaZa Energy Corporation (“ZaZa”) entered into a Third Amendment and Second Restatement of Joint Exploration and Development Agreement (the “Amended JEDA”) with EOG Resources, Inc. (our “counterparty”), for the joint development of certain of our Eaglebine/Eagle Ford East properties located in Walker, Grimes, Madison, Trinity, and Montgomery Counties, Texas. Under this agreement, we and our counterparty are continuing to jointly develop acreage that the two companies own in these counties, which commenced with the parties’ original Joint Exploration and Development Agreement effective on March 1, 2013.

The joint development under the Amended JEDA is divided into three phases, the first of which has already been substantially completed under the terms of the original Joint Exploration and Development Agreement.  The transaction also closed on October 15, 2013.

PHASE II ACCELERATION

Our counterparty has elected to commence Phase II of the Amended JEDA, and ZaZa has assigned to our counterparty approximately 20,000 net acres for (i) cash consideration of $17 million and (ii) approximately $3 million of interests in 15 producing wells of our counterparty located outside of the parties’ Area of Mutual Interest or “AMI” (as defined in the Amended JEDA). During Phase II, our counterparty will drill two horizontal wells and one vertical well in the parties’ AMI, carry ZaZa’s interests in those wells and provide a miscellaneous work and land carry of up to $1.25 million. Our counterparty may, however, elect to drill one or more vertical wells in order to achieve carry parity value of drilling horizontal wells. To complete its former obligation in respect of the third well under Phase I of the Amended JEDA, our counterparty will pay for an additional $1.5 million of ZaZa’s costs for one or more additional vertical wells and has provided a further $1.5 million cash payment to ZaZa.

PHASE III ACCELERATION

Under the Amended JEDA, ZaZa has assigned at closing approximately 7,800 net acres from the former Phase III acreage, for which ZaZa will receive an equivalent value of production, or approximately $11 million from interests in the 15 producing wells of our counterparty referenced above. In addition, our counterparty has the option, until January 31, 2014, to acquire an interest in the remaining approximate 12,300 former Phase III acres at a fixed price per net acre from ZaZa.

EXCHANGE OF LEASES AND WELLS

Our counterparty has acquired approximately 19,000 additional net acres and interests in related wells in the parties’ Area of Mutual Interest, and has assigned to ZaZa a 25 percent working interest in these leases and wells. In consideration for ZaZa’s participation in our counterparty’s leases and producing wells, ZaZa assigned to our counterparty approximately 13,875 additional net acres and paid approximately $700,000 of cash.

Item 7.01. Regulation FD Disclosure

On October 21, 2013, the Company issued a press release announcing its entry into the Amended JEDA.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Section 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated October 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAZA ENERGY CORPORATION

Date: October 21, 2013	By:	/s/ TODD A. BROOKS
	Name:	Todd A. Brooks
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 21, 2013